EXHIBIT 3

Report of Independent Accountants

To the Shareholders of
Detection Systems, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows present fairly, in all material respects, the financial position of Detection Systems, Inc. and its subsidiaries at March 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994.

/s/ Price Waterhouse LLP

Rochester, New York
May 11, 1995
                         DETECTION SYSTEMS, INC.
                        CONSOLIDATED BALANCE SHEET

March 31,                          1995           1994           1993

Assets
Current assets:
  Cash and cash equivalents        $4,580,751     $3,907,111     $1,761,591
  Short term investments, at
    cost which approximates
    market value                    2,437,842                     3,242,049
  Accounts receivable, less
    allowance for doubtful
     accounts ($100,000 in
    1995, 1994 and 1993)            4,916,052      5,396,835      5,110,139
  Inventories                       5,255,724      5,845,951      4,907,628
  Income taxes receivable              94,121        139,468
  Deferred income taxes               354,500        273,400        516,000
  Prepaid expenses and other assets   314,285        272,881        226,266
                                   ----------     ----------     ----------
                                   17,953,275     15,835,646     15,763,673
                                   ----------     ----------     ----------

Fixed assets, net                   3,920,571      3,820,085      3,921,556
Property under capital lease, net   2,725,513      2,969,051      2,698,720
Other assets                          145,934        155,076        158,812
                                   ----------     ----------     ----------
                                  $24,745,293    $22,779,858    $22,542,761
                                   ==========     ==========     ==========

Liabilities and Shareholders' Equity
Current liabilities:
  Current portion of capital
   lease obligations and long
   term debt                         $434,934       $437,189       $513,145
  Accounts payable                  1,213,958        699,278      1,223,348
  Accrued payroll and benefits      1,074,103        923,071      1,190,084
  Other accrued liabilities           266,526        329,118        348,351
     Income taxes payable                                           283,994
                                   ----------     ----------     ----------
                                    2,989,521      2,388,656      3,558,922
                                   ----------     ----------     ----------

Obligations under capital leases      745,733      1,145,293      1,149,232
Deferred compensation               1,527,638      1,423,705      1,229,381
Deferred income taxes                 288,200        330,600        546,400

Shareholders' equity:
  Common stock, par value $.05 per share
  Authorized - 12,000,000 shares
  Issued - 2,792,489 shares in 1995
    and 2,771,489 in 1994 and 1993    139,624        138,574        138,574
  Capital in excess of par value    6,853,246      6,724,970      6,734,022
    Retained earnings              12,724,265     11,209,776      9,934,335
                                   ----------     ----------     ----------
                                   19,717,135     18,073,320     16,806,931
Less - Treasury stock, at cost        (36,326)      (322,778)      (406,128)
  Notes receivable for stock
    purchases                        (486,608)      (258,938)      (341,977)
                                   ----------     ----------     ----------
                                   19,194,201     17,491,604     16,058,826
                                   ----------     ----------     ----------
                                   $24,745,293   $22,779,858    $22,542,761
                                   ===========    ==========     ==========

See accompanying notes to consolidated financial statements.

                    DETECTION SYSTEMS, INC.
CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
Year ended March 31,               1995           1994           1993
Revenues:
  Net sales                        $34,336,336    $31,354,835    $29,431,422
  Interest income                      113,420        195,875        239,171
                                   -----------    -----------    -----------
                                    34,449,756     31,550,710     29,670,593

Costs and expenses:
  Production                        20,829,843     19,541,360     18,035,871
  Development                        4,070,443      4,160,532      3,534,078
  Marketing, administrative an
   general                           6,788,924      6,111,691      5,510,588
  Interest expense                     168,557        165,886        234,204
                                   -----------    -----------    -----------
                                    31,857,767     29,979,469     27,314,741

Income before taxes and cumulative
  effect of a change in accounting
  principle                          2,591,989      1,571,241      2,355,852

Income taxes:
  Current -
    Federal                            997,200        204,300      1,004,000
    State                              203,800         64,700        188,000
  Deferred                            (123,500)       157,600       (273,000)
                                   -----------    -----------    -----------
                                     1,077,500        426,600        919,000
                                   ===========    ===========    ===========
Income before cumulative effect
 of a change in accounting
 principle                           1,514,489      1,144,641      1,436,852

Cumulative effect of a change in
 accounting principle                                 130,800
                                                  -----------
Net income                           1,514,489      1,275,441      1,436,852

Retained earnings at beginning
 of year                            11,209,776      9,934,335      8,497,483

Retained earnings at end of year   $12,724,265    $11,209,776     $9,934,335
                                   ===========    ===========    ===========

Earning per common and common equiva-
  lent share:
Income before cumulative effect of
 a change in accounting principle         $.52           $.40           $.51
Cumulative effect of a change in
 accounting principle                                     .04
                                          ----           ----           ----
Net Income                                $.52           $.44           $.51
                                          ====           ====           ====

See accompanying notes to consolidated financial statements.

DETECTION SYSTEMS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended March 31,                 1995           1994           1993

Cash Flows from Operating Activities:
  Net income                         $1,514,489     $1,275,441     $1,436,852
  Adjustments to reconcile net
   income to net cash
  Provided by operating activities:
  Depreciation and amortization       1,502,516      1,513,105      1,515,074
    Change in obsolescence reserve      140,000        (30,000)
    Loss (gain) on disposition of
     fixed assets                         8,561        (11,991)        21,346
    Deferred compensation               103,933        194,324         72,715
    Deferred income taxes              (123,500)        26,800       (273,000)
    Stock bonuses                        48,800        152,100        199,000
    Changes in operating assets and
       liabilities:
    Accounts receivable                 480,783       (286,696)    (1,346,796)
    Inventories                         450,227       (908,323)      (397,627)
    Prepaid expenses and other assets   (42,278)       (52,895)        54,762
    Accounts payable                    514,680       (524,070)       799,975
    Accrued payroll and benefits        102,232       (419,113)       130,213
    Other accrued liabilities           (62,592)       (19,233)        51,959
    Income taxes receivable/payable      45,347       (423,462)       466,921
                                       ----------     ----------     ----------
    Total adjustments                 3,168,709       (789,454)     1,294,542
                                     ----------     ----------     ----------

Net cash provided by operating
  activities                          4,683,198        485,987      2,731,394
                                     ----------     ----------     ----------
Cash flows from investing activities:
  Capital expenditures               (1,358,009)    (1,162,917)    (1,186,921)
  Short term investments             (2,437,842)     3,242,049     (1,560,639)
                                     ----------     ----------     ----------
Net cash (used in) provided by investing
 activities                          (3,795,851)     2,079,132     (2,747,560)
                                     ----------     ----------     ----------
Cash flows from financing activities:
  Principal payments on long term debt
    and capital lease obligations      (401,815)      (576,936)    (1,540,472)
  Issuance of common stock              140,375              0              0
  Stock options exercised                47,733        157,337        140,692
                                       ---------     ----------     ----------
Net cash used in financing activities  (213,707)      (419,599)    (1,399,780)
                                       ----------     ----------     ----------
Net increase (decrease) in cash and cash
  equivalents                           673,640      2,145,520     (1,415,946)

Cash and cash equivalents at
   beginning of year                  3,907,111      1,761,591      3,177,537
                                     ----------     ----------     ----------
Cash and cash equivalents at end
   of year                           $4,580,751     $3,907,111     $1,761,591
                                     ==========     ==========     ==========
Cash paid during the year for:
  Interest                             $173,709       $117,869       $218,198
  Income taxes                       $1,141,276       $698,205       $610,741


See accompanying notes to consolidated financial statements.

DETECTION SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1995, 1994 AND 1993

NOTE 1 - DESCRIPTION OF OPERATIONS AND ACCOUNTING POLICIES:

Operations -

Detection Systems. Inc.'s (the Company) only line of business is the manufacture and sale of electronic instrumentation devices. Such devices include intrusion detectors, fire detectors and alarm control equipment for the security and fire protection industries and personal security systems.

Consolidation -

The consolidated financial statements include the accounts of the Company and its subsidiaries, Emergency Communications, Inc. (ECI) Activity Monitoring Systems, Inc. (AMS) and Detection Systems
International, Inc. (DSII). Intercompany transactions and balances are eliminated in consolidation.

Emergency Communications, Inc. -

During 1993, the Company formed a subsidiary, ECI, for the purpose of pursuing final development and sale of certain new products to be used for personal security on college campuses and in similar environments. The Company purchased all of ECI's common stock and subsequently awarded a portion of the shares to certain directors and employees. The stock award was recorded as compensation expense in the consolidated statement of income and retained earnings. At March 31, 1995 the Company owned approximately 70% of ECI's common stock.

Activity Monitoring Systems, Inc. -

During 1994, the Company formed a subsidiary, AMS, for the purpose of pursuing final development and sale of certain wireless electronic house arrest products to various government agencies. The Company purchased all of AMS's common stock and subsequently awarded a portion of the shares to certain directors and employees. The stock award was recorded as compensation expense in the consolidated statement of income and retained earnings. At March 31, 1995, the Company owned approximately 80% of AMS's common stock.

Detection Systems International, Inc. -

During 1995, the Company reactivated its subsidiary, DSII, for the purpose of manufacturing and selling electronic instrumentation devices for better market penetration in foreign countries. At March 31, 1995, branches in Australia and Hong Kong had been established.

Investments -

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1995. The Company s reported investments are classified as "available for sale" under the provisions of SFAS No. 115, and accordingly, any unrealized holding gains and losses, net of taxes, are excluded from income and recognized as a separate component of shareholders' equity until realized. Fair value of the securities is determined based on quoted market prices. The Company has not recorded any realized or unrealized holding gains and losses at March 31, 1995.

Inventories -

Inventories, which include materials, labor and overhead, are priced at the lower of cost, determined by the first-in, first-out method, or market value.

Fixed assets and property under capital lease -

The building and related improvements are depreciated on the straight-line method over an estimated useful life of 40 years. Land improvements, machinery and equipment, production tooling and furniture are depreciated on the straight-line method over estimated useful lives ranging from 3 to 10 years. Expenditures for maintenance and repairs are charged to expense as incurred and major improvements are capitalized.

Retirement Plan -

The Company has a defined contribution pension plan covering substantially all employees. The plan requires the Company to match 100% of an employee's contribution up to one percent of the employee's base salary and 25% of an employee's contribution between two and four percent of the employee's base salary.

The Company's contributions to this plan were approximately $113,000, $111,000 and $98,400 in 1995, 1994 and 1993, respectively.

Debt issue costs -

Certain fees and other costs related to the financing of a capital lease agreement are included in other assets in the accompanying consolidated balance sheet, and are being amortized over the term of the agreement. Amortization expense associated with these costs was approximately $10,000 in 1995, 1994 and 1993.

Revenue recognition -

Revenues are recognized when product is shipped.

Development costs -

All product development costs are charged to operations in the period incurred.

Income taxes -

In April 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. The adoption of SFAS No. 109 was recognized in the financial statements as the cumulative effect of a change in accounting principle and resulted in a $130,800 favorable impact on 1994 earnings.

Earnings per share -

The computation of earnings per common and common equivalent share is based upon the weighted average number of common and common equivalent shares outstanding during the period. The weighted average common and common equivalent shares used in this calculation were 2,989,138, 2,938,073 and 2,917,489 in 1995, 1994 and 1993, respectively.

The earnings per share computations do not consider outstanding stock options and warrants when the effect of such inclusion is anti-dilutive. There was no material difference between primary and fully diluted earnings per share at March 31, 1995, 1994 and 1993, respectively.

Stock Repurchase -

On May 9, 1995, the Company's Board of Directors authorized the repurchase of up to 100,000 shares of its outstanding common stock for issuance in connection with incentive stock option and stock bonus plans.

Cash Flow Statement -

For purposes of this statement, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

The Company accepted notes receivable from employees for stock purchases in the amount of $258,071, $6,993 and $204,136 in 1995, 1994 and 1993,
respectively. During 1995, 1994 and 1993, the Company acquired vehicles and equipment under capital lease agreements of approximately $51,300, $497,000 and $44,500, respectively.


NOTE 2 - INVENTORIES:

Major classifications of inventory are as follows.

March 31                          1995           1994           1993

Component parts                   $2,300,894     $2,120,052     $1,662,312
Work in process                      475,927        604,614        724,129
Finished products                  2,853,903      3,356,285      2,786,187
                                  ----------     ----------     ----------
                                   5,630,724      6,080,951      5,172,628
Less - Reserve for obsolescence     (375,000)      (235,000)      (265,000)
                                  ----------     ----------     ----------
                                  $5,255,724     $5,845,951     $4,907,628
                                  ==========     ==========     ==========

NOTE 3 - FIXED ASSETS:

Major classifications of fixed assets are as follows.

March 31                            1995           1994           1993
Land improvements                   $211,735       $211,735       $211,735
Building improvements              1,503,103      1,488,827      1,369,417
Machinery and equipment            7,099,144      6,284,455      5,720,221
Production tooling                 3,140,152      2,707,804      2,368,059
Furniture                            701,142        687,171        653,228
                                  ----------     ----------     ----------
                                  12,655,276     11,379,992     10,322,660
Less - Accumulated depreciation   (8,734,705)    (7,559,907)    (6,401,104)
                                  ----------     ----------     ----------
                                  $3,920,571     $3,820,085     $3,921,556
                                  ==========     ==========     ==========

Total depreciation expense on fixed assets was $1,197,700, $1,293,800 and $1,337,900 in 1995, 1994 and 1993, respectively.

NOTE 4 - CAPITAL LEASES:

During 1982, the Company entered into an agreement with a local government agency under which the agency's bond proceeds of $3,800,000 were used to purchase land and construct an operating facility for lease to the Company. These expenditures have been recorded as property under capital lease.

The lease term extends to October 1997, at which time title to the property passes to the Company. Rental payments coincide with the agency's bond repayment obligation, which requires quarterly principal payments of $63,330 plus interest at two-thirds of a designated bank's prime lending rate. The bank's prime rate at March 31, 1995 was 9.00%. The lease imposes certain restrictions on the levels of capital expenditures, working capital and net worth, and limits potential dividends to one half of the prior year's net income.

At March 31, 1995, the Company was in compliance with the various provisions of this lease agreement.

The Company has various equipment under capital lease agreements which require payments of principal and interest of $205,200 in 1996, $147,300 in 1997, $146,500 in 1998 and $29,300 in 1999.

Property acquired under capital leases consists of the following.

March 31                          1995           1994           1993

Land                              $  270,000     $  270,000     $  270,000
Land improvements                    225,147        225,147        225,147
Building                           2,938,072      2,938,072      2,938,072
Machinery and equipment            1,327,591      1,322,445        825,404
                                  ----------     ----------     ----------
                                   4,760,810      4,755,664      4,258,623

Less - Accumulated depreciation   (2,035,297)    (1,786,613)    (1,559,903)
                                  -----------    ----------     ----------
                                  $2,725,513     $2,969,051     $2,698,720
                                  ==========     ==========     ==========

Obligations under capital leases are summarized below.

March 31                          1995           1994           1993

Operating facility                $  696,830     $  950,150     $1,203,470
Production and office equipment      483,837        632,332        292,240
                                  ----------     ----------     ----------
                                   1,180,667      1,582,482      1,495,710

Less - Current portion              (434,934)      (437,189)      (346,478)
                                  ----------     ----------     ----------
                                  $  745,733     $1,145,293     $1,149,232
                                  ==========     ==========     ==========

Total depreciation expense on assets under capital lease was $294,800, $209,300 and $167,200 in 1995, 1994 and 1993, respectively.

NOTE 5 - LINES OF CREDIT:

The Company has two unsecured lines of credit each allowing borrowings up to $4,500,000. Interest is charged at either banks' stated prime rate or LIBOR plus 1%. The rates for these lines were 9.00% at March 31, 1995. No amounts were borrowed under these agreements at March 31, 1995, 1994 or 1993.


NOTE 6 - LONG TERM DEBT

During 1991, the Company obtained a $600,000 loan for the construction of a product testing facility. The loan, which matured in 1994, required principal payments of $166,700 and $200,000, plus interest at 9.15%, in 1994 and 1993.

NOTE 7 - DEFERRED COMPENSATION PLANS:

The Company's deferred compensation plan allows certain employees to defer the receipt of salary or bonuses which they may be entitled to receive. The compensation is normally payable at retirement, and is fully vested when deferred. For salaries or bonuses deferred, the employee may elect to be paid in either stock or cash plus interest which has accrued from the date of deferral. Unissued common share equivalents are limited to 97,200 shares under provisions of the plan. As of March 31, 1995, 1994 and 1993, unissued common share equivalents of 59,757, 57,430 and 53,269, respectively, were outstanding under the plan.

The Company's stock bonus plan provides for bonuses payable in stock to certain officers and key personnel if specified sales growth and pretax profit goals are attained. The plan also provides that recipients may defer receipt of stock bonuses until retirement. The bonus is fully vested when deferred. Unissued common share equivalents outstanding under the plan were 151,740 at March 31, 1995 and 1994, and 134,460 at March 31, 1993.

NOTE 8 - SHAREHOLDERS' EQUITY:

The following table presents the changes in shareholders' equity balances during the three years ended March 31, 1995.

                                                                     Capital in
                                Common stock     Treasury stock      excess of
                             Shares    Amount    Shares    Amount    par value
Balances, March 31, 1992     2,771,489 $138,574  172,207   $864,290  $6,908,484
                             ========= ========  =======   ========  ==========
Exercise of options and
  warrants                                       (102,813) (584,319)   (216,662)
Treasury stock purchases                           18,082   126,157
Tax benefit derived from
 stock incentive plans                                                   42,200
                                                                        -------
Balances, March 31, 1993     2,771,489 $138,574    87,476  $406,128  $6,734,022
                             ========= ========  ========  ========  ==========

Distribution of stock bonus                        (3,000)  (14,405)      8,095
Exercise of options and
   warrants                                       (16,612)  (97,886)    (17,147)
Treasury stock purchases                            3,039    31,117
Other                                               9,824    (2,176)
                             --------- --------  --------  ---------   ---------
Balances, March 31, 1994     2,771,489 $138,574    80,727  $322,778  $6,724,970
                             ========= ========  ========  ========  ==========

Distribution of stock bonus                        (6,550)  (32,157)     16,643
Exercise of options and
  warrants                                        (69,184) (276,570)    (27,692)
Treasury stock purchases                            2,475    22,275
Common stock issued             21,000    1,050                         139,325
                             --------- --------  --------  --------  ----------
Balances, March 31, 1995     2,792,489 $139,624     7,468   $36,326  $6,853,246
                             ========= ========  ========  ========  ==========

Under the terms of the Company's incentive stock option plan, common stock options may be granted to key employees by the Board of Directors. Related option exercise prices must equal or exceed the market value of the Company s common stock on the date of grant. Options are exercisable at a rate of 35% to 40% in the second year after grant, 60% in the third year, 80% in the fourth year and in full thereafter. Options expire up to ten years after they are granted.

A summary of the changes in outstanding stock options is as follows.

                        Prices during       Shares under option
                        fiscal years        1995      1994      1993
Outstanding at beginning
  of year               $3.056 - 9.875       96,473   103,885    208,441
Granted                 $5.250-9.875        123,000     7,500      6,000
Exercised               $3.056-6.769        (63,784)  (13,912)  (102,813)
Cancelled               $3.472-7.500         (3,896)   (1,000)    (7,743)
                                            -------   -------   --------
Outstanding at end
  of year               $3.056-9.875        151,793    96,473    103,885
                                            =======   =======   ========

Options for 22,614 shares were exercisable at March 31, 1995.

A summary of changes in outstanding warrants is as follows.
                        Prices during       Shares under warrant
                        fiscal years        1995      1994      1993

Outstanding at beginning
  of year               $3.519-6.597        10,800    13,500    16,200
Exercised               $3.519-5.961        (5,400)   (2,700)
Cancelled               $5.278              (2,700)
                                            ------    ------    ------
Outstanding at end
  of year               $3.519-6.597         5,400    10,800    13,500
                                            ======    ======    ======

Warrants outstanding expire five years after they are issued.


NOTE 9 - INCOME TAXES:

A reconciliation of the statutory federal income tax rate to the effective rate is as follows.
Year Ended March 31,                   1995      1994      1993

Statutory federal rate                 34.0%     34.0%     34.0%
State taxes, net of federal benefit     7.9       4.1       4.0
Research and development credits       (3.0)    (11.3)      (.6)
Recapture of subsidiary excess
   losses                               6.5
Foreign sales corporation benefit      (2.1)     (1.9)
Other                                   1.7)      2.3       1.6
                                       -----    -----      ----
Effective income tax rate              41.6%     27.2%     39.0%
                                       =====     =====    =====

Deferred tax assets (liabilities) are comprised of the following.

March 31,                                 1995           1994
Allowance for doubtful accounts           $44,500        $44,500
Book accruals not currently deductible
  for tax                                  42,200         46,800
Deferred compensation                     618,200        576,100
Inventory obsolescence reserve            164,100        121,500
Vacation accrual                          119,000        107,700
Valuation reserve - land held for sale     43,300         43,300
State investment tax credit
  carryforwards                           310,900        302,200
Subsidiary net operating loss
  carryforwards                            48,300
Other                                      46,200         37,000
                                       ----------     ----------
Total deferred tax assets               1,436,700      1,279,100
                                       ----------     ----------

Depreciation                             (951,300)      (941,500)
Prepaid assets                            (34,900)       (58,700)
Other                                     (25,000)       (33,900)
                                        ---------     ----------
Total deferred tax liabilities         (1,011,200)    (1,034,100)
                                       ----------     ----------

Deferred tax asset valuation allowance   (359,200)      (302,200)
                                        ----------     ----------

Net deferred tax asset (liability)        $66,300       ($57,200)
                                       ==========     ==========

The state investment tax credit carryforwards expire at various times over the next seven years. As the Company has historically generated investment tax credits in excess of the amount utilized on an annual basis, a valuation allowance of $310,900 and $302,200 was recorded at March 31, 1995 and 1994, respectively.

As the Company s equity ownership in ECI fell below 80% during January, 1995, losses incurred by ECI subsequent to that date are not included in the consolidated tax provision. The net operating loss carryforwards relating to the results of ECI's operations subsequent to January, 1995 expire in 2010.

NOTE 10 - OTHER MATTERS:

Operating lease expense for sales offices and other equipment was approximately $16,000 in 1995, 1994 and 1993.

During 1995, sales to the Company's largest customers were $6,626,000 and $6,410,000, representing 19% and 19%, respectively, of total sales. During 1994, sales to the Company's largest customers were $6,381,000 and $5,304,000, representing 20% and 17%, respectively, of total sales. During 1993, sales to the Company's largest customers were $6,197,000 and $4,005,000, representing 21% and 14%, respectively, of total sales.

During 1995, 1994 and 1993 sales to foreign customers were $3,867,000, $3,567,000 and $3,691,000, respectively.

Financial instruments which potentially subject the Company to concentrations of credit risk consists principally of trade receivables. Concentrations of credit risk which respect to trade receivables are relatively limited due to the number of customers comprising the Company's customer base and their dispersion across different geographical regions. At March 31, 1995, 1994 and 1993, the Company had two significant concentrations of credit risk totalling approximately $1,539,000, 2,128,000 and 1,762,000, respectively.